Exhibit 99.1

September 17, 2024

MOOLEC SCIENCE SA

2024 Incentive Plan

1. Purpose. The 2024 Incentive Plan (as amended from time to time, the “Plan”) is intended to help Moolec Science SA, a public limited liability company (société anonyme) governed by the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B268440, having its registered office at 17, Boulevard F.W. Raiffeisen, L-2411 Luxembourg, Grand Duchy of Luxembourg (including any successor thereto, the “Company”), and its Affiliates (i) attract and retain key personnel by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation measured by reference to the value of the Ordinary Shares or a targeted dollar value if denominated in cash, and (ii) align the interests of key personnel with those of the Company’s shareholders. The Plan amends and restates in its entirety the Company’s employee share plan, which was adopted (x) by the board of directors of the Company on December 20, 2022 and (y) by the shareholders of the Company on December 29, 2022.

2. Effective Date; Duration. The Plan shall be effective as of the date on which the Plan is approved by the Board (the “Effective Date”). The expiration date of the Plan, on and after which date no Awards may be granted, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

3. Definitions. The following definitions shall apply throughout the Plan:

(a) “Affiliate” means any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(b) “Award” means any Incentive Share Option, Non-qualified Share Option, Share Appreciation Right, Restricted Shares, Restricted Share Unit, or Other Share-Based Award granted under the Plan.

(c) “Award Agreement” means the agreement (whether in written or electronic form) or other instrument or document evidencing any Award granted under the Plan.

(d) “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

(e) “Board” means the board of directors (conseil d’administration) or analogous governing body of the Company.

(f) “Cause” in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) shall have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and its Affiliates, or (ii) if “cause” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, means: (A) the Participant’s indictment for, conviction of, or plea of guilty or nolo contendere to, any (x) felony, (y) misdemeanor involving moral turpitude, or (z) other crime involving either fraud or a breach of the Participant’s duty of loyalty with respect to the Company or any Affiliates thereof, or any of its customers or suppliers, (B) the Participant’s failure to perform duties as reasonably directed by the Board (other than as a consequence of Disability) after written notice thereof and failure to cure within ten (10) business days of receipt of the written notice, (C) the Participant’s fraud, misappropriation, embezzlement (whether or not in connection with employment), or material misuse of funds or property belonging to the Company or any of its Affiliates, (D) the Participant’s willful violation of the policies of the Company or any of its subsidiaries, or gross negligence in connection with the performance of his duties, after written notice thereof and failure to cure within ten (10) business days of receipt of written notice, (E) the Participant’s use of alcohol that interferes with the performance of the Participant’s duties or use of illegal drugs, if either (i) the Participant fails to obtain treatment within ten (10) business days after receipt of written notice thereof or (ii) the Participant obtains treatment and, following Participant’s return to work, the Participant’s use of alcohol again interferes with the performance of the Participant’s duties or the Participant again uses illegal drugs, (F) the Participant’s breach of any of the material terms of an employment, consulting, or any other agreement between the Participant and the Company or an Affiliate, and failure to cure such breach within ten (10) business days after receipt of written notice, or (G) the Participant’s breach of confidentiality or non-disparagement provisions (excluding unintentional breaches that are cured within ten (10) days after the Participant becomes aware of such breaches, to the extent curable) or the non-competition and non-solicitation provisions to which the Participant is subject. If, within thirty (30) days subsequent to the Participant’s termination of employment for any reason other than by the Company for Cause, the Company discovers facts such that the Participant’s termination of employment could have been for Cause, the Participant’s termination of employment will be deemed to have been for Cause for all purposes, and the Participant will be required to disgorge to the Company all amounts received under this Plan, any Award Agreement or otherwise that would not have been payable to such Participant, all equity awards or otherwise that would not have been payable to the Participant had such termination of employment or service been by the Company for Cause. The determination of whether Cause exists shall be made by the Committee in its sole discretion.

(g) “Change in Control” means, in the case of a particular Award, unless the applicable Award Agreement (or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or an Affiliate) states otherwise, the first to occur of any of the following events:

(i) the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of 50% or more (on a fully diluted basis) of either (A) the then-outstanding Ordinary Shares, including Ordinary Shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such Ordinary Shares (the “Outstanding Company Ordinary Shares”), or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company or any of its Affiliates, its Permitted Transferees or any of their respective Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;

(ii) a change in the composition of the Board such that members of the Board during any consecutive 12-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a director (x) through appointment by the shareholders of the Company to be resolved upon at a general meeting of shareholders or under written resolutions of shareholders, or (y) through the temporary election by the Board (cooptation) until a decision is taken by the shareholders of the Company in that respect, in case of vacancy of one of the seats of the Board, shall be deemed an Incumbent Director; provided, however, that no individual becoming a director as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Exchange Act, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed to be an Incumbent Director;

(iii) the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company or any similar procedure in the Grand Duchy of Luxembourg or in any other jurisdiction; and

(iv) the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale, (B) no Person (other than any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company), and (C) at least a majority of the members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company) following the consummation of the Business Combination or Sale were Board members at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination or Sale.

(h) “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.

(i) “Committee” means the Compensation Committee of the Board or subcommittee thereof if required with respect to actions taken to comply with Rule 16b-3 promulgated under the Exchange Act in respect of Awards or, if no such Compensation Committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder, the Board.

(j) “Disability” in the case of a particular Award, unless the applicable Award Agreement states otherwise, (i) shall have the meaning given such term (or term of similar import) in any employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, in either case in effect at the time of the Participant’s termination of employment or service with the Company and its Affiliates, or (ii) if “disability” or term of similar import is not defined in, or in the absence of, any such employment, consulting, change-in-control, severance or any other agreement between the Participant and the Company or an Affiliate, or severance plan in which the Participant is eligible to participate, means a finding by the Committee of the Participant’s incapacitation through any illness, injury, accident or condition of either a physical or psychological nature that has resulted in his or her inability to perform the essential functions of his or her position, even with reasonable accommodations, for one hundred eighty (180) calendar days during any period of three hundred sixty-five (365) consecutive calendar days, and such incapacity is expected to continue.

(k) “$” shall refer to United States dollars.

(l) “Eligible Director” has the meaning provided in Section 4(a) of the Plan.

(m) “Eligible Person” means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person, (ii) director or officer of the Company or an Affiliate, (iii) consultant or advisor to the Company or an Affiliate who may be offered securities registrable on Form S-8 under the Securities Act, or (iv) prospective employee, director, officer, consultant or advisor who has accepted an offer of employment or service from the Company or its Affiliates (and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company or an Affiliate).

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

(o) “Exercise Price” has the meaning set forth in Section 7(b) of the Plan.

(p) “Fair Market Value” means, (i) with respect to Ordinary Shares on a given date, (x) if the Ordinary Shares are listed on a national securities exchange, the closing sales price of the Ordinary Shares reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (y) if the Ordinary Shares are not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Ordinary Shares, or (ii) with respect to any other property on any given date, the amount determined by the Committee in good faith to be the fair market value of such other property as of such date.

(q) “Incentive Share Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

(r) “Immediate Family Members” has the meaning set forth in Section 14(b)(ii) of the Plan.

(s) “Indemnifiable Person” has the meaning set forth in Section 4(e) of the Plan.

(t) “NASDAQ” means the National Association of Securities Dealers Automated Quotations.

(u) “Non-qualified Share Option” means an Option that is not designated by the Committee as an Incentive Share Option.

(v) “Ordinary Shares” means the ordinary shares of the Company, each having a nominal value of $0.01 (and any shares or other securities into which such ordinary shares may be converted or into which it may be exchanged).

(w) “Option” means an Award granted under Section 7 of the Plan.

(x) “Option Period” has the meaning set forth in Section 7(c) of the Plan.

(y) “Other Share-Based Award” means an Award granted under Section 10 of the Plan.

(z) “Participant” has the meaning set forth in Section 6 of the Plan.

(aa) “Performance Conditions” means specific levels of performance of the Company (and/or one or more Affiliates, divisions or operational and/or business units, product lines, brands, business segments, administrative departments, units, or any combination of the foregoing), which may be determined in accordance with IFRS or on a non-IFRS basis, including without limitation, on the following measures: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or net revenue growth; (iv) gross revenue or gross revenue growth, gross profit or gross profit growth; (v) net operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on investment, assets, net assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales); (vii) cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may but are not required to be measured on a per-share basis; (viii) earnings before or after taxes, interest, depreciation, and amortization (including EBIT and EBITDA); (ix) gross or net operating margins; (x) productivity ratios; (xi) share price (including, but not limited to, growth measures and total shareholder return); (xii) expense targets or cost reduction goals, general and administrative expense savings; (xiii) operating efficiency; (xiv)  customer satisfaction; (xv) working capital targets; (xvi) measures of economic value added or other ‘‘value creation’’ metrics; (xvii) enterprise value; (xviii) shareholder return; (xix) client or customer retention; (xx) competitive market metrics; (xxi) employee retention; (xxii)  personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets); (xxiii) system-wide revenues; (xxiv) cost of capital, debt leverage year-end cash position or book value; (xxv) strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or (xxvi)  any combination of the foregoing. Any one or more of the aforementioned performance criteria may be stated as a percentage of another performance criteria, or used on an absolute or relative basis to measure the of the Company and/or one or more Affiliates as a whole or any divisions or operational and/or business units, product lines, brands, business segments, administrative departments of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above performance criteria may be compared to the performance of a group of comparator companies, or a published or special index that the Committee deems appropriate, or as compared to various stock market indices. The Performance Conditions may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur). The Committee shall have the authority to make equitable adjustments to the Performance Conditions as may be determined by the Committee, in its sole discretion.

(bb) “Permitted Transferee” has the meaning set forth in Section 14(b)(ii) of the Plan.

(cc) “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Ordinary Shares of the Company.

(dd) “Released Unit” has the meaning set forth in Section 9(d)(ii) of the Plan.

(ee) “Restricted Period” has the meaning set forth in Section 9(a) of the Plan.

(ff) “Restricted Shares” means an Award of Ordinary Shares, subject to certain specified restrictions, granted under Section 9 of the Plan.

(gg) “Restricted Share Unit” means an Award of an unfunded and unsecured promise to deliver Ordinary Shares, cash, other securities or other property, subject to certain specified restrictions, granted under Section 9 of the Plan.

(hh) “SAR Period” has the meaning set forth in Section 8(c) of the Plan.

(ii) “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.

(jj) “Strike Price” has the meaning set forth in Section 8(b) of the Plan.

(kk) “Share Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

(ll) “Subsidiary” means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

(mm) “Substitute Awards” has the meaning set forth in Section 5(e) of the Plan.

4. Administration.

(a) The Committee shall administer the Plan, and shall have the plenary authority to (i) designate Participants, (ii) determine the type, size, and terms and conditions of Awards to be granted and to grant such Awards, (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company, (iv) determine the circumstances under which the delivery of cash, property or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election, (v) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any Award granted under the Plan, (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (vii) accelerate the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards, and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law.

(b) To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if applicable and if the Board is not acting as the Committee under the Plan), or any exception or exemption under applicable securities laws or the applicable rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Ordinary Shares are listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan, be (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and/or (2) an “independent director” under the rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Ordinary Shares are listed or quoted, or a person meeting any similar requirement under any successor rule or regulation (“Eligible Director”). However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan and applicable law.

(c) If a member of the Committee, or a member of the Board as applicable, has, directly or indirectly, a conflicting financial interest to that of the Company (the “Conflicted Member”), at the time such Conflicted Member shall take part of deliberations with respect to an Award under the Plan, such member shall inform, either the Committee or the Board as applicable, and have this declaration recorded in the minutes of the relevant meeting. The Conflicted Member may not take part in the deliberations of either the Committee or the Board, as applicable, nor vote.

(d) The Committee may, to the extent permitted by law or regulation, delegate all or any portion of its responsibilities and powers to any subcommittees, which will consist of one or more members of the Committee and who will regularly report on their activities to the Committee, except for grants of Awards to persons who are non-employee members of the Board or are otherwise subject to Section 16 of the Exchange Act. Any such delegation may be revoked by the Committee at any time.

(e) As further set forth in Section 14(f) of the Plan, the Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without shareholder approval if such approval is required by applicable securities laws or regulation or NASDAQ listing guidelines.

(f) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons and entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(g) No member of the Board or the Committee, nor any employee or agent of the Company (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be involved as a party, witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by applicable law or by the Company’s articles of association. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s articles of association, as a matter of applicable law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(h) Notwithstanding the foregoing, any action that may or is to be taken by the Committee may, to the extent permitted by law or regulation, be taken directly by the Board in lieu of the Committee action, including the granting of Awards and the administering of the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(a) Awards. The Committee may grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee. Notwithstanding anything to the contrary herein, any grant of Awards by the Committee to an Eligible Person that is also a member of the Board, and all designations, determinations, interpretations, and other decisions by the Committee in connection thereof must either be approved by the shareholders or ratified at the time of the annual general meeting of shareholders of the Company.

(b) Share Limits. Subject to Section 11 of the Plan and subsection (e) below, a number of Ordinary Shares equal to up to 13% of the Company’s issued and outstanding capital stock on a fully diluted basis may be delivered under the Plan (the “Share Pool”).

(c) Share Counting. The Share Pool shall be reduced, on the date of grant, by the relevant number of Ordinary Shares for each Award granted under the Plan that is valued by reference to an Ordinary Share; provided that Awards that are valued by reference to Ordinary Shares but are required to be paid in cash pursuant to their terms shall not reduce the Share Pool. If and to the extent that Awards originating from the Share Pool terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, vested, or settled, the Ordinary Shares subject to such Awards shall again be available for Awards under the Share Pool. Notwithstanding the foregoing, the following Ordinary Shares shall not become available for issuance under the Plan: (i) Ordinary Shares tendered by Participants, or withheld by the Company, as full or partial payment to the Company upon the exercise of Options granted under the Plan; (ii) Ordinary Shares reserved for issuance upon the grant of Share Appreciation Rights, to the extent that the number of reserved Ordinary Shares exceeds the number of Ordinary Shares actually issued upon the exercise of the Share Appreciation Rights; and (iii) Ordinary Shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Options or SARs granted under the Plan. Ordinary Shares withheld by, or otherwise remitted to the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on, or settlement of, an Award, other than an Option or SAR, shall again be available for Awards under the Share Pool.

(d) Source of Shares. Ordinary Shares delivered by the Company in settlement of Awards may be Ordinary Shares issued under the authorised capital of the Company, Ordinary Shares held in the treasury of the Company, Ordinary Shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Substitute Awards. The Committee may grant Awards in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of Ordinary Shares available for Awards (i.e. Substitute Awards will not be counted against the Share Pool); provided, that Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Share Options available under the Plan.

6. Eligibility. Participation shall be limited to Eligible Persons who have been selected by the Committee and who have entered into an Award Agreement with respect to an Award granted to them under the Plan (each such Eligible Person, a “Participant”).

7. Options.

(a) Generally. Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Non-qualified Share Options unless the Award Agreement expressly states otherwise. Incentive Share Options shall be granted only subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are employees of the Company and its Affiliates and who are eligible to receive an Incentive Share Option under the Code. If for any reason an Option intended to be an Incentive Share Option (or any portion thereof) shall not qualify as an Incentive Share Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Non-qualified Share Option properly granted under the Plan.

(b) Exercise Price. The exercise price (“Exercise Price”) per Ordinary Share for each Option (that is not a Substitute Award) shall not be less than the greater of (x) 100% of the Fair Market Value of such share, determined as of the date of grant and (y) the nominal value of the Ordinary Shares at the time the Exercise Price is paid. Any modification to the Exercise Price of an outstanding Option shall be subject to the prohibition on repricing set forth in Section 13(b).

(c) Vesting, Exercise and Expiration. The Committee shall determine the manner and timing of vesting, exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years, unless the Option Period (other than in the case of an Incentive Share Option) would expire at a time when trading in the Ordinary Shares is prohibited by the Company’s securities trading policy or a Company-imposed “blackout period,” in which case the Option Period shall be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code). The Committee may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.

(d) Method of Exercise. No Ordinary Shares shall be delivered pursuant to any exercise of an Option until the Participant has paid the Exercise Price to the Company in full in accordance with any of the forms of payment provided by Section 7(e) below, and an amount equal to any U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the Exercise Price and such applicable taxes. As soon as reasonably practicable and no later than 30 days after an Option has been exercised by a Participant pursuant to this Section 7, the Company shall, transfer or procure the transfer to the Participant (or its nominee) or, if appropriate, allot to such Participant (or its nominee) the number of Ordinary Shares in respect of which the Option has been exercised.

(e) Form of Payment of the Exercise Price. The Exercise Price and all applicable required withholding taxes shall be payable (i) in cash, check, cash equivalent and/or Ordinary Shares valued at the Fair Market Value at the time the Option is exercised (or any combination of the foregoing); provided, that such Ordinary Shares are not subject to any pledge or other security interest; or (ii) by such other method as the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the Exercise Price and all applicable required withholding taxes; or (B) if there is a public market for Ordinary Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Ordinary Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price and all applicable required withholding taxes against delivery of Ordinary Shares to settle the applicable trade; or (C) by means of a “net exercise” procedure effected by withholding the minimum number of Ordinary Shares otherwise deliverable in respect of an Option that are needed to pay for the Exercise Price and all applicable required withholding taxes. Notwithstanding the foregoing, unless otherwise determined by the Committee or as set forth in an Award Agreement, if on the last day of the Option Period, the Fair Market Value of the Ordinary Shares exceeds the Exercise Price, the Participant has not exercised the Option, and the Option has not previously expired, such Option shall be deemed exercised by the Participant on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional Ordinary Shares shall be settled in cash.

(f) Valuation Report for Payments in Kind. In case the Exercise Price is paid by way of contribution in kind (i.e. other than in cash or cash equivalent), notably as provided under Section 7(e) above, then the delivery of Ordinary Shares to the Participant would be subject to the receipt by the Company of a report from an approved statutory auditor (réviseur d’entreprises agréé) for the purpose of article 420-10 of the Luxembourg law on commercial companies dated 10 August 1915, as amended (the “1915 Law”).

(g) Delivery through Issuance of Shares. If the Participant exercises the Option, and the Company chooses to deliver the Ordinary Shares through the issuance of Ordinary Shares under the authorised capital of the Company, then the Participant shall execute all such documents as are necessary to effect the issuance of Ordinary Shares by the Company, as well as provide any know-your-customer documentation that may be reasonably requested by the Luxembourg notary chosen by the Company to enact the documentation related to the issuance of Ordinary Shares, and the Participant hereby grants all powers to the Company to execute any such documentation on its behalf to effect the issuance of Ordinary Shares by the Company.

(h) Notification upon Disqualifying Disposition of an Incentive Share Option. Each Participant awarded an Incentive Share Option under the Plan shall notify the Company in writing immediately after the date on which the Participant makes a disqualifying disposition of any Ordinary Shares acquired pursuant to the exercise of such Incentive Share Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Ordinary Shares before the later of (i) two years after the date of grant of the Incentive Share Option and (ii) one year after the date of exercise of the Incentive Share Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, subject to any restriction under applicable law, hold in treasury for the applicable Participant, any Ordinary Shares acquired pursuant to the exercise of an Incentive Share Option until the end of the period described in the preceding sentence, subject to complying with any instruction from such Participant as to the sale of such Ordinary Shares.

(i) Compliance with Laws. Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Ordinary Shares of the Company are listed or quoted.

(j) Incentive Share Option Grants to 10% Shareholders. Notwithstanding anything to the contrary in this Section 7, if an Incentive Share Option is granted to a Participant who owns shares representing more than ten percent of the voting power of all classes of shares of the Company or of a parent or subsidiary of the Company (within the meaning of Sections 424(e) and 424(f) of the Code), the Option Period shall not exceed five years from the date of grant of such Option and the Exercise Price shall be at least 110% of the Fair Market Value (on the date of grant) of the shares subject to the Option and in any event no less than the nominal value of the Ordinary Shares at the time the Exercise Price is paid.

(k) $100,000 Per Year Limitation for Incentive Share Options. To the extent that the aggregate Fair Market Value (determined as of the date of grant) of Ordinary Shares for which Incentive Share Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Share Options shall be treated as Non-qualified Share Options.

8. Share Appreciation Rights (SARs).

(a) Generally. Each SAR shall be subject to the conditions set forth in the Plan and the Award Agreement. Any Option granted under the Plan may include a tandem SAR. The Committee also may award SARs independent of any Option.

(b) Strike Price. The strike price (“Strike Price”) per Ordinary Share for each SAR shall not be less than the greater of (x) 100% of the Fair Market Value of such share, determined as of the date of grant and (y) the nominal value of the Ordinary Shares at the time the Strike Price is paid; provided, however, that a SAR granted in tandem with (or in substitution for) an Option previously granted shall have a Strike Price equal to the Exercise Price of the corresponding Option. Any modification to the Strike Price of an outstanding SAR shall be subject to the prohibition on repricing set forth in Section 13(b).

(c) Vesting and Expiration. A SAR granted in tandem with an Option shall vest and become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independently of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the Ordinary Shares is prohibited by the Company’s securities trading policy or a Company-imposed “blackout period,” the SAR Period shall be automatically extended until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code).

(d) Method of Exercise. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an Option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has previously expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(e) Payment. Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of Ordinary Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Ordinary Share on the exercise date over the Strike Price, less an amount equal to any U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. The Company shall pay such amount in cash, in Ordinary Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee. Any fractional Ordinary Shares shall be settled in cash.

(f) Delivery of Ordinary Shares. As soon as reasonably practicable and no later than 30 days after a SAR has been exercised by a Participant in accordance with this Section 8, the Company shall, transfer or procure the transfer to the Participant (or its nominee) or, if appropriate, allot to such Participant (or its nominee) the number of Ordinary Shares in respect of which the SAR has been exercised.

(g) Delivery through Issuance of Shares. If the Participant exercises a SAR, and the Company chooses to deliver the Ordinary Shares through the issuance of Ordinary Shares under the authorised capital of the Company, then the Participant shall execute all such documents as are necessary to effect the issuance of Ordinary Shares by the Company, as well as provide any know-your-customer documentation that may be reasonably requested by the Luxembourg notary chosen by the Company to enact the documentation related to the issuance of Ordinary Shares, and the Participant hereby grants all powers to the Company to execute any such documentation on its behalf to effect the issuance of Ordinary Shares by the Company.

9. Restricted Shares and Restricted Share Units.

(a) Generally. Each Restricted Share and Restricted Share Unit Award shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Committee shall establish restrictions applicable to Restricted Shares and Restricted Share Units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Shares or Restricted Share Units shall become vested (which, for the avoidance of doubt, may include service- and/or performance-based vesting conditions). Subject to such rules, approvals, and conditions as the Committee may impose from time to time, an Eligible Person who is a non-employee director may elect to receive all or a portion of such Eligible Person’s cash director fees and other cash director compensation payable for director services provided to the Company by such Eligible Person in any fiscal year, in whole or in part, in the form of Restricted Share Units. The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Shares and Restricted Share Units which acceleration shall not affect any other terms and conditions of such Awards. No Ordinary Shares shall be issued at the time an Award of Restricted Share Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

(b) Share Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Shares, the Committee shall, as soon as reasonably practicable and no later than 30 days following the date of grant of Restricted Shares deliver the Ordinary Shares to the Participant, and subsequently cause such Ordinary Shares to be registered in the name of the Participant in the shareholders’ register of the Company and held in book-entry form subject to the Company’s directions. The Committee may also cause a share certificate registered in the name of the Participant to be issued. In such event, the Committee may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and release of restrictions, in which case the Committee may require the Participant to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Shares. If the Participant shall fail to execute and deliver the escrow agreement and blank stock power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the Award Agreement, the Participant shall have the rights and privileges of a shareholder as to such Restricted Shares, including without limitation the right to vote such Restricted Shares.

(c) Restrictions; Forfeiture. Restricted Shares and Restricted Share Units awarded to the Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in the Award Agreement. In the event of any forfeiture, all rights of the Participant to such Restricted Shares (or as a shareholder with respect thereto), and to such Restricted Share Units, as applicable, including to any dividends and/or dividend equivalents that may have been accumulated and withheld during the Restricted Period in respect thereof, shall terminate without further action or obligation on the part of the Company and the Participant to such Restricted Shares (as a shareholder of the Company) agrees to grant full powers to the Company to execute, in his name and on his behalf any document required to effect such forfeiture. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Shares and Restricted Share Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Shares Award or Restricted Share Unit Award, such action is appropriate.

(d) Delivery of Restricted Shares and Settlement of Restricted Share Units.

(i) Upon the expiration of the Restricted Period with respect to any Restricted Shares and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. Dividends that were distributed by the Company, if any, that may have been withheld by the Company and attributable to the Restricted Shares, pursuant to the suspension of dividend rights decided by the board of the Company in accordance with article 430-18 of the 1915 Law, shall be delivered to the Participant in cash or in Ordinary Shares having a Fair Market Value (on the date of distribution) (or a combination of cash and Ordinary Shares) equal to the amount of such dividends, upon the release of restrictions on the Restricted Shares.

(ii) Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Share Units, the Company shall deliver to the Participant, or such Participant’s beneficiary (via book-entry notation or, if applicable, in share certificate form), one Ordinary Share (or other securities or other property, as applicable) for each such outstanding Restricted Share Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”) as soon as reasonably practicable and no later than 30 days after the expiration of the Restricted Period; provided, however, that (x) the Company is authorized to withhold (in cash or Ordinary Shares, or any combination thereof) the amount of all applicable required withholding taxes, and (y) the Committee may elect to (A) pay cash or part cash and part Ordinary Shares in lieu of delivering only Ordinary Shares in respect of such Released Units or (B) defer the delivery of Ordinary Shares (or cash or part Ordinary Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code. If a cash payment is made in lieu of delivering Ordinary Shares, the amount of such payment shall be equal to the Fair Market Value of the Ordinary Shares as of the date on which the Ordinary Shares would have otherwise been delivered to the Participant in respect of such Restricted Share Units less an amount equal to any U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld.

(iii) To the extent provided in an Award Agreement, the holder of outstanding Restricted Share Units shall be entitled to be credited with dividend equivalent payments (upon the payment by the Company of dividends on Ordinary Shares) either in cash or, if determined by the Committee, in Ordinary Shares having a Fair Market Value equal to the amount of such dividends as of the date of payment (or a combination of cash and Ordinary Shares) (and interest may, if determined by the Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Committee), which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time as the underlying Restricted Share Units are settled (in the case of Restricted Share Units, following the release of restrictions on such Restricted Share Units), and if such Restricted Share Units are forfeited, the holder thereof shall have no right to such dividend equivalent payments.

(e) Delivery through Issuance of Shares. If the Participant is entitled to receive Ordinary Shares pursuant to this Section 9, and the Company chooses to deliver the Ordinary Shares through the issuance of Ordinary Shares under the authorised of the Company, then the Participant shall execute all such documents as are necessary to effect the issuance of Ordinary Shares by the Company, as well as provide any know-your-customer documentation that may be reasonably requested by the Luxembourg notary chosen by the Company to enact the documentation related to the issuance of Ordinary Shares, and the Participant hereby grants all powers to the Company to execute any such documentation on its behalf to effect the issuance of Ordinary Shares by the Company.

(f) Legends on Restricted Shares. Each certificate representing Restricted Shares awarded under the Plan, if any, shall bear a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Ordinary Shares:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE 2024 INCENTIVE PLAN AND A RESTRICTED SHARES AWARD AGREEMENT, DATED AS OF , BETWEEN [________] AND A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.

10. Other Share-Based Awards. The Committee may, to the fullest extent permitted by applicable law, issue unrestricted Ordinary Shares under the Company’s authorised capital, rights to receive future grants of Awards, or other Awards denominated in Ordinary Shares (including performance shares or performance units), or Awards that provide for cash payments based in whole or in part on the value or future value of Ordinary Shares under the Plan to Eligible Persons, alone or in tandem with other Awards, in such amounts as the Committee shall from time to time determine (“Other Share-Based Awards”). Each Other Share-Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Participant of no less than the greater of (x) the Fair Market Value of such Ordinary Shares on the date of grant and (y) the nominal value of the Ordinary Shares at the time the payment is made.

11. Changes in Capital Structure and Similar Events. In the event of (a) any dividend (other than regular cash dividends) or other distribution (whether in the form of cash, Ordinary Shares, other securities or other property), recapitalization, share split, reverse share split, reorganization, merger, amalgamation, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of Ordinary Shares or other securities of the Company, issuance of warrants or other rights to acquire Ordinary Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Ordinary Shares, or (b) unusual or nonrecurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation service, accounting principles or law, such that in any case an adjustment is determined by the Committee to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(i) adjusting any or all of (A) the number of Ordinary Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Ordinary Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike Price with respect to any Award (which in no event shall be less than the nominal value of the Ordinary Shares at the time such Exercise Price or Strike Price is paid) and/or (3) any applicable performance measures (including, without limitation, Performance Conditions and performance periods);

(ii) providing for a substitution or assumption of Awards (or awards of an acquiring company), accelerating the delivery, vesting and/or exercisability of, lapse of restrictions and/or other conditions on, or termination of, Awards or providing for a period of time (which shall not be required to be more than ten (10) days) for Participants to exercise outstanding Awards prior to the occurrence of such event (and any such Award not so exercised shall terminate or become no longer exercisable upon the occurrence of such event); and

(iii) cancelling any one or more outstanding Awards (or awards of an acquiring company) and causing to be paid to the holders thereof, in cash, Ordinary Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Ordinary Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Ordinary Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per-share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of a Ordinary Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that (x) the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect any “equity restructuring” (within the meaning of the Financial Accounting Standards Codification Topic 718 (or any successor pronouncement thereto)) and (y) in case any Ordinary Shares had already been issued with respect to such cancelled Awards, then the Company shall repurchase such relevant Ordinary Shares, subject to such repurchase being approved by the Shareholders or made within the limits of the existing authorization granted by the general meeting of shareholders of the Company. Except as otherwise determined by the Committee, any adjustment in Incentive Share Options under this Section 11 (other than any cancellation of Incentive Share Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 11 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 promulgated under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes. In anticipation of the occurrence of any event listed in the first sentence of this Section 11, for reasons of administrative convenience, the Committee in its sole discretion may refuse to permit the exercise of any Award during a period of up to 30 days prior to, and/or up to 30 days after, the anticipated occurrence of any such event.

12. Effect of Change in Control. Except to the extent otherwise provided in an Award Agreement, or any applicable employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or an Affiliate, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary:

(a) If the acquirer or successor company in such Change in Control has agreed to provide for the substitution, assumption, exchange or other continuation of Awards granted pursuant to the Plan, then, if the Participant’s employment with or service to the Company or an Affiliate is terminated by the Company or Affiliate without Cause (and other than due to death or Disability) on or within 12 months following a Change in Control, the Committee may provide that all Options and SARs held by such Participant shall become immediately exercisable with respect to 100% of the shares subject to such Options and SARs, and that the Restricted Period (and any other conditions) shall expire immediately with respect to 100% of the Restricted Shares and Restricted Share Units and any other Awards held by such Participant (including a waiver of any applicable Performance Conditions); provided, that if the vesting or exercisability of any Award would otherwise be subject to the achievement of Performance Conditions, the portion of such Award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Committee.

(b) If the acquirer or successor company in such Change in Control has not agreed to provide for the substitution, assumption, exchange or other continuation of Awards granted pursuant to the Plan, then the Committee may provide that all Options and SARs held by such Participant shall become immediately exercisable with respect to 100% of the Ordinary Shares subject to such Options and SARs, and the Restricted Period (and any other conditions) shall expire immediately with respect to 100% of the Restricted Shares and Restricted Share Units and any other Awards held by such Participant (including a waiver of any applicable Performance Conditions); provided, that if the vesting or exercisability of any Award would otherwise be subject to the achievement of Performance Conditions, the portion of such Award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of actual or target performance as determined by the Committee.

(c) In addition, the Committee may upon at least ten (10) days’ advance notice to the affected Participants, cancel any outstanding Award and pay to the holders thereof, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such Awards based upon the price per Ordinary Share received or to be received by other shareholders of the Company in the event (it being understood that any Option or SAR having a per-share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value (as of the date specified by the Committee) of an Ordinary Share subject thereto may be canceled and terminated without any payment or consideration therefor). Notwithstanding the above, the Committee shall exercise such discretion over the timing of settlement of any Award subject to Code Section 409A at the time such Award is granted.

To the extent practicable, the provisions of this Section 12 shall occur in a manner and at a time that allows affected Participants the ability to participate in the Change in Control transaction with respect to the Ordinary Shares subject to their Awards.

13. Amendments and Termination.

(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the Ordinary Shares may be listed or quoted, for changes in IFRS to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation.

(b) Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement or the Plan, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation.

14. General.

(a) Award Agreements; Other Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of any conflict between the terms of the Plan and any Award Agreement or employment, change-in-control, severance or other agreement in effect with the Participant, the terms of the Plan shall control.

(b) Non-transferability.

(i) Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Share Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or shareholders are the Participant and the Participant’s Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Committee, or (2) as provided in the applicable Award Agreement; (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Ordinary Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure, or other restrictive covenants contained in any Award Agreement or other agreement between the Participant and the Company or any Affiliate shall continue to apply to the Participant and the consequences of the violation of such covenants shall continue to be applied with respect to the transferred Award, including without limitation the clawback and forfeiture provisions of Section 14(v) of the Plan.

(c) Dividends and Dividend Equivalents. The Committee may provide the Participant with dividends or dividend equivalents as part of an Award, payable in cash, Ordinary Shares, other securities, other Awards or other property, on a current or deferred basis, on such terms and conditions as may be determined by the Committee, including, without limitation, payment directly to the Participant, withholding of such amounts by the Company subject to vesting of the Award or reinvestment in additional Ordinary Shares, Restricted Shares or other Awards; provided, that no dividends or dividend equivalents shall be payable (i) in respect of outstanding Options or SARs or (ii) in respect of any other Award unless and until the Participant vests in such underlying Award; provided, further, that dividend equivalents may be accumulated in respect of unearned Awards and paid as soon as administratively practicable, but no more than 60 days, after such Awards are earned and become payable or distributable (and the right to any such accumulated dividends or dividend equivalents shall be forfeited upon the forfeiture of the Award to which such dividends or dividend equivalents relate).

(d) Tax Withholding.

(i) The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, Ordinary Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Ordinary Shares, other securities or other property) of any required withholding taxes (up to the maximum permissible withholding amounts) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action that the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.

(ii) Without limiting the generality of paragraph (i) above, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) payment in cash, (B) the delivery of Ordinary Shares (which shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such withholding liability or (C) having the Company withhold from the number of Ordinary Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value on such date equal to such withholding liability. In addition, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling Ordinary Shares that would otherwise be available for delivery, provided that the Board or the Committee has specifically approved such payment method in advance.

(e) No Claim to Awards; No Rights to Continued Employment, Directorship or Engagement. No employee, director of the Company, consultant providing service to the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, or to continue in the employ or the service of the Company or an Affiliate, nor shall it be construed as giving any Participant who is a director any rights to continued service on the Board.

(f) International Participants. With respect to Participants who reside or work outside of the United States, the Committee may amend the terms of the Plan or appendices thereto, or outstanding Awards, with respect to such Participants, in order to conform such terms with or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or its Affiliates. Without limiting the generality of this subsection, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any share certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

(g) Beneficiary Designation. The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a Participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.

(h) Termination of Employment or Service. The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment of or service of a Participant. Except as otherwise provided in an Award Agreement, or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if the Participant’s employment with the Company or its Affiliates terminates, but such Participant continues to provide services with the Company or its Affiliates in a non-employee capacity (including as a non-employee director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.

(i) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Ordinary Shares that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(j) Government and Other Regulations.

(i) Nothing in the Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Ordinary Shares are listed or quoted.

(ii) The obligation of the Company to settle Awards in Ordinary Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Ordinary Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Ordinary Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Ordinary Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Ordinary Shares or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Ordinary Shares or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Any Person acquiring securities under the Plan shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(iii) The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Ordinary Shares from the public markets, the Company’s issuance of Ordinary Shares to the Participant, the Participant’s acquisition of Ordinary Shares from the Company and/or the Participant’s sale of Ordinary Shares to the public markets illegal, impracticable or inadvisable, provided, however, that in case any Ordinary Shares previously issued with respect to such cancelled Awards, then the Company shall repurchase such relevant Ordinary Shares, subject to such repurchase being approved by the Shareholders or made within the limits of the existing authorization granted by the general meeting of shareholders of the Company. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Ordinary Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Ordinary Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(k) No Section 83(b) Elections Without Consent of Company. No election under Section 83(b) of the Code or under a similar provision of law may be made unless expressly permitted by the terms of the applicable Award Agreement or by action of the Committee in writing prior to the making of such election. If the Participant, in connection with the acquisition of Ordinary Shares under the Plan or otherwise, is expressly permitted to make such election and the Participant makes the election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Section 83(b) of the Code or other applicable provision.

(l) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(m) Non-exclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt, to the fullest extent permitted by applicable law, such other incentive arrangements as it may deem desirable, including, without limitation, the granting of options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

(n) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

(o) Reliance on Reports. Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.

(p) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(q) Purchase for Investment. Whether or not the Options and shares covered by the Plan have been registered under the Securities Act, each person exercising an Option under the Plan or acquiring shares under the Plan may be required by the Company to give a representation in writing that such person is acquiring such shares for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. The Company will endorse any necessary legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant upon the exercise of any Option granted under the Plan.

(r) Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

(s) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

(t) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

(u) Section 409A of the Code.

(i) It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(ii) Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(iii) In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

(v) Clawback/Forfeiture. Notwithstanding anything to the contrary contained herein, the Committee may cancel an Award if the Participant, without the consent of the Company, (A) has engaged in or engages in activity that is in conflict with or adverse to the interests of the Company or any Affiliate while employed by or providing services to the Company or any Affiliate, including fraud or conduct contributing to any financial restatements or irregularities or (B) violates a non-competition, non-solicitation, non-disparagement or non-disclosure covenant or agreement with the Company or any Affiliate, as determined by the Committee, or if the Participant’s employment or service is terminated for Cause. The Committee may also provide in an Award Agreement that in any such event the Participant will forfeit any compensation, gain or other value realized thereafter on the vesting, exercise or settlement of such Award, the sale or other transfer of such Award, or the sale of Ordinary Shares acquired in respect of such Award and must promptly repay such amounts to the Company. The Committee may also provide in an Award Agreement that if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including without limitation by reason of a financial restatement, mistake in calculations or other administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. In addition, the Company shall retain the right to bring an action at equity or law to enjoin the Participant’s activity and recover damages resulting from such activity. Further, to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Section 10D of the Securities Exchange Act of 1934, as amended, and any rules promulgated thereunder and/or any other regulatory regimes, as such policies, procedures and arrangements may be amended from time to time and for such time as those policies, procedures and arrangements are required to remain in effect pursuant to applicable law or rules ( the “Dodd-Frank Clawback Policy”) and/or the rules and regulations of the NASDAQ or any other securities exchange or inter-dealer quotation service on which the Ordinary Shares are listed or quoted), or if so required pursuant to a written policy adopted by the Company, Awards shall be subject (including on a retroactive basis) to clawback, repayment, forfeiture or similar requirements (and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements).

(w) No Representations or Covenants With Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

(x) No Interference. The existence of the Plan, any Award Agreement, and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of shares or of options, warrants, or rights to purchase shares or of bonds, debentures, or preferred or prior preference shares whose rights are superior to or affect the Ordinary Shares or the rights thereof or that are convertible into or exchangeable for Ordinary Shares, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(y) Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(z) Whistleblower Acknowledgments. Notwithstanding anything to the contrary herein, nothing in this Plan or any Award Agreement will (i) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require prior approval by the Company or any of its Affiliates of any reporting described in clause (i).

* * *

As adopted by the Board of the Company on September 18, 2024.

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